Southern States Bancshares, Inc. Announces Quarterly Cash Dividend of $0.09 per Share

ANNISTON, Ala., October 20, 2021 (GLOBE NEWSWIRE) – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), today announced that its Board of Directors has declared a cash dividend on its common stock of $0.09 per share. The dividend is payable on November 15, 2021 to shareholders of record as of November 3, 2021.

“Our strong and consistent financial performance enables us to announce a quarterly cash dividend while maintaining sufficient capital to support our strong organic growth trends,” said Stephen Whatley, Chairman and Chief Executive Officer of Southern States. “We view our quarterly dividend as an important tool for enhancing the total return that we deliver for shareholders, while helping our company to efficiently manage its capital.”

About Southern States Bancshares, Inc.
Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.

Contact Information:
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Matthew Keating
(310) 622-8230
ssbankir@finprofiles.com